CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-70340, 33-72856, 33-78010, 33-92706, 333-17831 and 333-30175) of Smith Barney Holdings Inc. of
our report dated March 13, 1997, related to the consolidated statement of financial position of Salomon Inc and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is incorporated by reference or included in the annual report on Form 10-K of Salomon Inc for the year ended December 31, 1996.


                                               /s/ ARTHUR ANDERSEN LLP

New York, New York
September 25, 1997